September 2013 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-188838 August 30, 2013

Forward-Looking Statements

This presentation includes statements that are, or may be deemed, “forward-looking statements.” In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” expects,” “plans,” intends,”
“may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the gastroparesis patient market size and market adoption of EVK-001 by health care providers and patients, the timing and cost of Phase 3 trials for
EVK-001 or whether such trials will be conducted at all, completion and receiving favorable results of Phase 3 trials for EVK-001, the development and approval of the use of EVK-001 for additional indications or in combination therapy, the use of the proceeds from this offering, FDA approval of, or other regulatory action with respect to, EVK-001, the timing, cost or other aspects of the commercial launch ofEVK-001 and the commercial launch and future sales of EVK-001 or any other future products or product candidates.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may of may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the Amendment No. 4 to our Registration Statement of Form S-1 filed with the Securities and Exchanged Commission on August 30, 2013 for
our proposed initial public offering (the “Registration Statement”). In addition, even if our results of operation, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation.
You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing.
We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated August 30,
2013, is available on SEC Web site at
http://www.sec.gov/Archives/edgar/data/1403708/000119312513354102/0001193125-13-354102-index.htm .
Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp.,
Prospectus Department, 810 Seventh Avenue,
18th
Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

Initial Public Offering Summary

Shares Offered
Over-Allotment
Price Range
Exchange / Ticker
Use of Proceeds
Sole Book Runner
2,100,000 (100% Primary)
15% or 315,000 (100% Primary)
$12.00 - $14.00
NASDAQ Capital Market / EVOK
Clinical development of EVK-001 and other general corporate purposes
Aegis Capital Corp.
Issuer Evoke Pharma, Inc.

Management
•
Dave Gonyer, R.Ph. – President & CEO, Founder,
and Director
– 26 years of pharmaceutical experience in both
commercial and product development
– Eli Lilly & Company, Dura Pharmaceuticals (sold to
Elan),  Xcel Pharmaceuticals (co-founder and sold to
Valeant), and Victory Pharmaceuticals (sold to
Shionogi)
•
Matt D’Onofrio, MBA – Chief Business Officer
and Founder
– 21 years of pharmaceutical experience in commercial
roles and execution of strategic partnerships/equity
transactions in the US and ex-US
– Eli Lilly & Company, Vertex, and Victory
Pharmaceuticals (sold to Shionogi)

Board of Directors
Cam Garner (Chairman)
Past and current founder, CEO and
chairman of  several pharma companies
Todd Brady, M.D., Ph.D.
President and CEO of Aldexa Therapeutics
Ken Widder, M.D.
Former CEO and founder of Santarus, Inc.
General Partner Latterell Venture Partners
Scott Glenn
Past CEO of Quidel Corp. and chairman or
founder of several pharma companies
Malcolm Hill, Pharm.D.
Co-founder and Chief Scientific Officer at
Meritage Pharma
Ann Rhoads
Executive Vice President  and Chief
Financial Officer at Zogenix , Inc.

Investment Highlights

Nasal Delivery Improves
Standard of Care for
Gastroparesis
Capital Efficient and
Risk Mitigated
Clinical Development
Large Commercial
Opportunity with Limited
Competitive Development
• One successful pivotal trial completed
• Single Phase 3 clinical trial required for NDA submission
• Clinical enhancement of the only currently approved molecule for gastroparesis and 30+ years of medical use
• Potentially 12-16 million patients with symptoms of gastroparesis
• Only one approved product on the market for the treatment of gastroparesis and few products in development
• Two key granted US patents to 2030; PCT application to 2032
• Gastroparesis is common, serious, and currently poorly treated
• Intranasal delivery avoids GI absorption concerns for patients with compromised motility
• Predictable absorption regardless of gastric emptying delay and relief of symptoms even during flares

Gastroparesis Diagnosis & Symptoms
Simpson, S.E., Clinical Toxicology, 2011
Gastroparesis is a
disorder in which
the stomach is
delayed in emptying
its contents to the
small intestine
Undissolved drug tablets in a stomach
Potentially 12-16 million patients with gastroparesis
symptoms in the US and over 80% are women

Characteristic
symptoms are
nausea,
vomiting,
abdominal pain,
early satiety,
and bloating
Gastroparesis
interferes with
GI absorption of
food and
medications due
to unpredictable
gastric emptying
and vomiting
Symptom flares
vary in severity
and diminish
quality of life,
negatively impact
blood glucose
control, and lead
to complications
requiring
hospitalization

Our novel approach under development for the relief of symptoms associated with acute & recurrent diabetic gastroparesis in women

EVK-001
(Intranasal Metoclopramide)
Sites of drug spray and
absorption
Intranasal delivery bypasses
the gastrointestinal tract
and directly enters the
bloodstream unlike oral
medications
Intended to provide predictable
absorption regardless of gastric
emptying delays; Intended to
provide symptom relief even
during flares

Improvement in Total Symptom Score (TSS)
0
-5
-10
-15
-20
Baseline
Week 6
10 mg Oral (n= 18)
10 mg Intranasal (n= 35)
20 mg Intranasal (n=36)
p=0.026
p=0.008

Head to Head Phase 2 Diabetic Gastroparesis Clinical
Data (Oral Metoclopramide v. Intranasal Metoclopramide)
Mean Total Symptom Score (TSS) Change
from Baseline to Week 6
Statistically significant improvement in total symptom score for intranasal doses versus 10 mg oral confirms benefit of intranasal vs. oral
Metoclopramide for Diabetic Gastroparesis:: Comparison of a Nasal Spray Formulation to Conventional Oral Tablet Administration
Henry P. Parkman, MD,  Temple University, School  of Medicine
Presented at DDW 2013 (Orlando, FL)

Gastroparesis Development Landscape
Product Class Route Company
Development
Status
EVK-001
Dopamine antagonist/ mixed
5-HT
3
antagonist/5-HT
4
agonist
Intranasal Evoke Pharma Phase 3 Ready
RM-131 Ghrelin agonist
Sub
Cutaneous
Rhythm
Therapeutics
Phase 2
GSK962040 Motilin agonist Oral GlaxoSmithKline Phase 2a
TD-5108 5-HT
4
agonist Oral Theravance Phase 2a
No new competition expected for several years after EVK-001 launch even if new chemical entities prove effective

Metoclopramide Nasal Spray (EVK-001) for Diabetic
Gastroparesis

•
US multicenter, double-blind, placebo-controlled study
•
287 patients with diabetic gastroparesis
•
4-week safety and efficacy study
•
3 treatment arms (placebo, 10 mg and 14 mg)
•
Patient Reported Outcome (PRO) primary endpoint: modified Gastroparesis
Cardinal Symptom Index - Daily Diary (mGCSI-DD)
–
Four symptom composite: nausea, early satiety, bloating, upper abdominal pain
–
Total score change from baseline to week 4
Completed Phase 2b study (METO-IN-002)
METO-IN-002 is currently the largest diabetic gastroparesis
study conducted with metoclopramide

Mean Total Score Change
0
-0.2
-0.4
-0.6
-0.8
-1
-1.2
-1.4
Placebo (n=68)
10 mg (n=65)
14 mg (n=70)
p=0.0247
p=0.0215
Baseline
Week 1
Week 2
Week 3
Week 4

EVOKE PHARMA

METO-IN-002 Efficacy Results: Statistical Significant
Improvement of Symptoms of Gastroparesis in Women
Mean mGCSI-DD Total Score Change
from Baseline to Week 4 for Females
•
METO-IN-002 revealed a gender difference not previously detected in smaller gastroparesis  studies
•
Gender effects have been reported in drug studies for other GI motility disorders, such as IBS, and products approved for women only indications
• Statistically significant difference
between EVK-001 and placebo
(p<0.02) for the pre-specified
analysis group of females (n=203)
• Results not significant for ITT
population due to lack of separation
from placebo in males
Summary of Phase 2b Study

Composite Endpoint
Nausea*
Retching
Vomiting
Stomach Fullness
Early Satiety*
Feeling Full
Loss of Appetite
Bloating*
Stomach Larger
Upper Abdominal Pain*
Upper Abdominal Discomfort
-1 -0.8 -0.6 -0.4 -0.2 0 0.2 0.4 0.6 0.8 1 1.2
METO-IN-002: Gender Disparity in Treatment Effects of
EVK-001 vs. Placebo
Favors Treatment Favors Placebo
= Women
= Men
*mGCSI-DD = four bolded symptoms.  Differences of least-square means of 10 mg treatment scores, 95% confidence intervals
Efficacy outcomes show
consistent benefit for women
across all symptoms

METO-IN-002: Favorable Safety Profile

•
EVK-001 was well-tolerated at both
the 10 mg and 14 mg doses QID for
28 days
•
<10% dropouts, includes 5% due to
adverse events (AEs)
•
Majority of AEs were mild/moderate
and transient in nature
•
No significant cardiac changes
throughout 28-day treatment period
•
No SAEs reported related to study
drug
Summary of Data
Treatment-Emergent Adverse Events Reported by
More than 2 Subjects in Any Treatment Group
Placebo
(N = 95)
EVK-001 10 mg IN
(N = 95)
EVK-001 14 mg IN
(N = 95)
Dysgeusia* 4 (4.2%) 12 (12.6%) 13 (13.7%)
Headache 4 (4.2%) 7 (7.4%) 8 (8.4%)
Dizziness 2 (2.1%) 3 (3.2%) 3 (3.2%)
Somnolence 0 (0.0%) 2 (2.1%) 2 (2.1%)
Fatigue 1 (1.1%) 5 (5.3%) 6 (6.3%)
Depression 3 (3.2%) 0 (0.0%) 0 (0.0%)
Diarrhea 9 (9.5%) 3 (3.2%) 2 (2.1%)
Nausea 4 (4.2%) 1 (1.1%) 4 (4.2%)
GERD 1 (1.1%) 4 (4.2%) 0 (0.0%)
Epistaxis 0 (0.0%) 2 (2.1%) 3 (3.2%)
Cough 2 (2.1%) 0 (0.0%) 3 (3.2%)
Nasal discomfort 0 (0.0%) 3 (3.2%) 2 (2.1%)
Rhinorrhea 1 (1.1%) 1 (1.1%) 3 (3.2%)
Throat irritation 1 (1.1%) 0 (0.0%) 3 (3.2%)
Upper resp. tract inf. 4 (4.2%) 0 (0.0%) 2 (2.1%)
Nasopharyngitis 1 (1.1%) 3 (3.2%) 1 (1.1%)
Hyperglycemia 1 (1.1%) 1 (1.1%) 3 (3.2%)
Hypoglycemia 1 (1.1%) 1 (1.1%) 3 (3.2%)
* Of the subjects reporting dysgeusia, 34% were from one site

End of Phase 2 Regulatory Guidance
•
Required for NDA filing
– Single Phase 3 study in women only
•
Dose, regimen, duration (10 mg, QID, and 28 days), and endpoint
– Thorough QT study
•
Despite the absence of cardiac safety issues with metoclopramide
•
Not required for NDA filing
– Parallel study in men with futility stop based on efficacy
– Safety results will be included in female NDA

Planned Phase 3 Study for EVK-001

Protocol
Objective
Primary
Endpoint
•
Double-blind, placebo-controlled, parallel-group study to
evaluate the efficacy, safety and population
pharmacokinetics in adult female subjects with diabetic
gastroparesis
•
Two treatment arms
– EVK-001 10 mg or placebo before meals and at bedtime for 28 days
•
~200 total subjects (1:1 randomization)
•
~60 U.S. sites
•
Demonstrate safety and effectiveness of metoclopramide
nasal spray versus placebo in reducing the symptoms of
gastroparesis
•
Change in the average GSA total score for baseline versus
Week 4 of the treatment period
Phase 3 study design very similar to Phase 2b design

Planned Development Timeline Top-Line Data TQT Study METO-IN-003 (female study) Pivotal Phase 3 Top-Line Data METO-IN-004 (male study) Not Required for NDA Filing 17

Compelling Commercial Opportunity
• Physician market research indicates significant need and positive feedback for EVK-001
–
Gastroenterologists, Internal Medicine, and Primary Care
–
Over 300 physicians
• Payer and pricing research shows potential rapid market uptake
–
Large and mid size plans
–
Medical and pharmacy directors
• Patient market research shows comfort and interest with nasal delivery
• Currently large prescription and patient volume in gastroparesis
–
Approximately 5 million metoclopramide prescriptions treating part of the market
–
Potentially 12-16 million US patients with symptoms of gastroparesis

US Gastroparesis Population is Large and Growing

• Potentially 12-16  million patients with symptoms of
gastroparesis
• Many patients go untreated
• Samsom M, Roelofs J. “Prevalence of Delayed Gastric Emptying in Diabetic Patients and Relationship to Dyspeptic Symptoms.”
Diabetes
Care,
Vol. 26, No. 11, Nov. 2003, 3116-3122.
• Hasler WL. Current Gastro Reports 2007;9: 261-2692007;9: 270-279
• Intagliato NI, Koch KL. Current Gastro Reports
• Soykan I, Sivri B, Sarosiek I, Kiernan B, McCallum RW. Demography, clinical characteristics, psychological and abuse profiles, treatment, and long-term follow-up of patients with gastroparesis. Dig Dis Sci 1998;43:2398-404.
80%
80%
80% of all patients diagnosed
with gastroparesis are women

14%
17%
15%
38%
41%
39%
5%
8%
6%
0%
25%
50%
75%
100%
Overall, High Overall, Medium Overall, Total
Reglan Generic Oral Metoclopramide Metozolv
Metoclopramide Share
50% - 80% of Patients Are Already Treated with Metoclopramide,
Trending Higher in Moderate to Severe Patients

Mild to moderate patients Moderate to severe patients
14%
20%
15%
47%
50%
48%
6%
9%
7%
0%
25%
50%
75%
100%
Overall, High Overall, Medium Overall, Total
(oral dissolving metoclopramide)
Source: ZS Associates Gastroparesis quantitative survey (n=121), Questions 3Q30 and 3Q37: What percent of your mild to moderate / moderate to severe gastroparesis patients are being managed with each of the following options? Your percentage can sum to over 100% if patients are receiving more than one therapy. Totals weighted based on average metoclopramide TRx’s per high/medium segment

5.3
5.5
5.5
1 7
I am concerned about the absorption of oral
medication in my gastroparesis patients
I am concerned about patients absorbing
medication due to vomiting
I am concerned about safety issues associated
with the delayed absorption and the potential
of multiple medications administered
throughout the day
View of Current Medications
Physicians Are Not Satisfied with Current Treatment Options
Source: ZS Associates Gastroparesis quantitative survey (n=121 3Q43: How much do you agree with each of the following statements?
There is a need in
gastroparesis treatment
for other options

(Completely Disagree) (Completely Agree)

5.8
5.9
6.2
5.9
5.9
6.1
5.8
5.9
6.1
1 7
IN delivery may improve absorption of
metoclopramide vs oral
IN delivery may provide faster absorption
compared to oral
IN metoclopramide may allow patients with
vomiting to absorb the medication
Total
GE
PCP
Mode of Delivery Attributes

(Completely Disagree)
(Completely Agree)
MDs’ Concerns Regarding Absorption of Medication Are
Addressed by EVK-001’s Base Product Profile
Source: ZS Associates Gastroparesis quantitative survey (n=121), Question 4Q5: How much do you agree with each of the following statements? Totals weighted based on average metoclopramide TRx’s per high/medium segment

% of patients that have prior experience with nasal medications
% of patients that prefer nasal delivery of metoclopramide
% of patients that would use nasal metoclopramide if their physician prescribed it
% of patients that considered nasal metoclopramide easy to use
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%

EVOKE PHARMA

Source: G&S Research, May 2011.  N = 98.  All previously diagnosed with diabetic gastroparesis and enrolled in METO-IN-002.
Questions: 31, 37, 38, 35
Gastroparesis Patients Have Previous Experience, Prefer Nasal
Delivery and Will Use It If Prescribed

Patient Preferences

% of lives represented in sample
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Reglan
A
B
C
D
Not covered
T3, PA & SE
T3, QL
T3, SE
T3

EVOKE PHARMA

EVK-001 Payer Reimbursement Landscape
SE = electronic step edit
PA = prior authorization
QL = quantity limits
Commercial Predicted Formulary Access of EVK-001
(n = 10;  104M total US lives represented)
Increasing price points
Source: ICON / Pricespective, EVK-001Payer Landscape for Gastroparesis July 2012
As the majority of patients are already on generic metoclopramide, a step edit is projected to have minimal market share loss at highest price point tested

Limited Treatment Options for Gastroparesis Creates
Underserved and Large Market

Metoclopramide
(generic)
Oral & IV
Propulsid
®
(cisapride)
5-HT
4
Agonist/
5-HT2
B
Antagonist
Zelnorm
®
(tegaserod)
5-HT
4
Agonist/
5-HT2
B
Antagonist
• Only approved product approved in
the US for diabetic gastroparesis
• Boxed warning in 2009
• ~ 5 M Rx’s/year
• Not approved for gastroparesis
• Rx’ed for upper GI motility disorders
• ~ $1B peak sales
• Not approved for gastroparesis
• Rx’ed for upper GI motility disorders
• ~ $500M peak sales
Withdrawn from market
in 1999 for cardiac issues
Withdrawn from market
in 2007 for cardiac issues
• Other drugs used for treatment of gastroparesis symptoms include:  Domperidone (not approved in the US), anti- emetics, erythromycin, and opioids
First line treatment (AGA guidelines)

EVK-001 Intellectual Property Summary

IP Landscape
•
Two (2) key issued U.S.
patents covering method
of use and formulation
•
Two (2) granted foreign
patents covering method
of use
•
One (1) pending U.S.
patent application
U.S. Granted Patents
Patent # U.S. 6,770,262 U.S. 8,334,281
Title Nasal Administration of Agents for
the Treatment of Gastroparesis
Nasal Formulations of
Metoclopramide
Expires 2021 2030
PCT Application
Application # PCT/US2012/052096
Title Treatment of Symptoms Associated with Female
Gastroparesis
Expires 2032 (if granted)
Current patents provide protection against:
• delivering metoclopramide into the nose to treat symptoms associated gastroparesis; and
• using a spectrum of stable liquid formulations containing metoclopramide

Valuation Comparables
Company Stage Asset Valuation
Evoke Pharma
(EVOK)
Phase 3 Optimized drug for Gastroparesis
$77M
(post midpoint money)
Synergy Pharma
(SYGP)
Phase 3 NCE for IBS $400M
Ironwood Pharmaceuticals
(IRWD)
Commercial NCE for IBS $1.2B
Santarus
(SNTS)
Commercial
Optimized drug for Crohn’s &
GERD
$1.7B
NPS Pharmaceuticals
(NPSP)
Commercial NCE for Short Bowel Syndrome $2.1B

Pre-IPO Capital Structure
Capitalization Shares Outstanding % Outstanding
Common Stock 3,681,752 96.20%
Stock Options
1
123,250 3.22%
Warrants
2
22,000 0.57%
Fully-diluted Shares Outstanding 3,827,002 100%

1
Average strike price of $0.40
2
Average strike price of $7.50

IPO – Use of Proceeds and Next Steps

•
Research & Development - $15M
– Complete one Phase 3 clinical trial of EVK-001 for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adult women with diabetes mellitus
– Complete a Thorough QT study for EVK-001
– Begin a parallel clinical trial of EVK-001 in males
•
Remainder will be used for working capital and general
purposes

Investment Highlights

Nasal Delivery Improves
Standard of Care for
Gastroparesis
Capital Efficient and
Risk Mitigated
Clinical Development
Large Commercial
Opportunity with Limited
Competitive Development
• Gastroparesis is common, serious, and currently poorly treated
• Intranasal delivery avoids GI absorption concerns for patients with compromised motility
• Predictable absorption regardless of gastric emptying delay and relief of symptoms even during flares
• One successful pivotal trial completed
• Single Phase 3 clinical trial required for NDA submission
• Clinical enhancement of the only currently approved molecule for gastroparesis and 30+ years of medical use
• Potentially 12-16 million patients with symptoms of gastroparesis
• Only one approved product on the market for the treatment of gastroparesis and few products in development
• Two key granted US patents to 2030; PCT application to 2032